SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ARGONAUT TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2004

To our stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Argonaut Technologies, Inc. The Annual Meeting will be held on Wednesday, June 9, 2004, at 2:00 p.m., at our offices located at 1101 Chess Drive, Foster City, California.

      The actions expected to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of 2004 Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We encourage you to carefully read the Annual Report on Form 10-K. It includes information about our operations, markets, and products, as well as our audited financial statements and certain information relating to corporate governance.

      Among the matters to be considered at the Annual Meeting are proposals requesting the following:

(i)	The ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

(ii)	The re-election of Lissa A. Goldenstein to our Board of Directors as our sole Class I Director.

      These proposals are discussed in greater detail in the enclosed Proxy Statement.

      Stockholders of record as of April 19, 2004 may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lissa A. Goldenstein
President and Chief Executive Officer

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Argonaut Technologies, Inc.:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Argonaut Technologies, Inc., a Delaware corporation, will be held on Wednesday, June 9, 2004 at 2:00 p.m., at our offices located at 1101 Chess Drive, Foster City, California.

Matters to be voted on:

•	Ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004;

•	Re-election of Lissa A. Goldenstein to our Board of Directors as our sole Class I Director; and

•	Any other matters that may properly be brought before the meeting.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Stockholders of record as of the close of business on April 19, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary’s office, 650 Page Mill Road, Palo Alto, California, 94304-1050 for ten days prior to the Annual Meeting.

By Order of the Board of Directors

Lissa A. Goldenstein

President and Chief Executive Officer
May 3, 2004

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

ARGONAUT TECHNOLOGIES, INC.

PROXY STATEMENT FOR 2004

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Argonaut Technologies, Inc. (“Argonaut” or the “Company”), for use at the 2004 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Wednesday, June 9, 2004 at 2:00 p.m. (Pacific Daylight Time), and at any postponement or adjournment thereof. The purposes of the Annual Meeting are set forth in the accompanying Notice of 2004 Annual Meeting of Stockholders.

The Annual Meeting will be held at our principal executive offices located at 1101 Chess Drive, Foster City, California and our telephone number at that address is 650-655-4200.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements, were first mailed on or about May 3, 2004 to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who may vote	You may vote if our records showed that you owned your shares as of April 19, 2004 (the “Record Date”). At the close of business on that date, we had a total of 20,487,972 shares of Common Stock issued and outstanding, which were held of record by approximately 119 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

Voting your proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to come to the meeting and vote your shares in person. Whichever method you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing your vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise David Foster, our Chief Financial Officer, in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person.

Cost of this proxy solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

How votes are counted	A quorum will exist and the Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given voting instructions to the broker. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

• “FOR” the re-election of Lissa A. Goldenstein to the Board of Directors as our sole Class I Director.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Stockholder proposals that are intended to be presented by such stockholders at our 2005 Annual Meeting of Stockholders must be received by us no later than January 6, 2005 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Argonaut’s Annual Report on Form 10-K together with the financial statements, financial statement schedules and all other exhibits required to be filed with the Annual Report on Form 10-K upon request of the stockholder made in writing to Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404, Attn: Chief Financial Officer.

PROPOSAL ONE: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004 _______________________________________________________
The Board has selected Ernst & Young LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2003. The Board unanimously recommends that stockholders vote FOR the ratification of this appointment.

The decision to appoint Ernst & Young LLP was made by the Audit Committee in its sole authority as granted by the Board. Before making its decision, the Audit Committee carefully considered Ernst & Young LLP’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed it satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of Argonaut and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board may reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since December 1995. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

FEES BILLED BY ERNST & YOUNG LLP DURING FISCAL YEAR 2003 _______________________________________________________
The following table sets forth the approximate aggregate fees billed to Argonaut during fiscal years ended 2003 and 2002 by Ernst & Young LLP:

	2003	2002

Audit Fees(1)	$339,552	$285,312

Audit-Related Fees(2)	$26,000	$186,735

Tax Fees	$55,680	$99,842

All Other Fees	$—	$5,774

Total Fees	$421,232	$577,663

(1) Includes fees for review of the Company’s financial statements included in its quarterly reports on Form 10-Q and annual reports on Form 10-K.

(2) Includes fees for assistance with SEC filings (other than reports on Form 10-Q and Form 10-K), services related to mergers and acquisitions (e.g., the acquisition of the Jones Group in 2002), and various accounting consultation.

The Audit Committee of the Board pre-approves all audit and non-audit services provided to the Company by Ernst & Young LLP where the fees for such services are expected to be in excess of five percent of the total fees to be paid by the Company to Ernst & Young LLP.

The Audit Committee pre-approved audit and non-audit services for the fiscal year ended 2003. This pre-approval occurred prior to the Audit Committee’s adoption of official pre-approval procedures in 2003

The Audit Committee of the Board has determined that the accounting advice and tax services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence

The Board unanimously recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as Argonaut’s independent auditors for the fiscal year ending December 31, 2004.

PROPOSAL TWO: ELECTION OF DIRECTORS _______________________________________________________
We have a classified Board of Directors. The Board of Directors currently consists of one Class I director, two Class II directors, and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominee	Lissa A. Goldenstein is the Board’s nominee for re-election at the Annual Meeting to Class I of the Board of Directors. If re-elected, Ms. Goldenstein will serve as director until our annual meeting in 2007, or her earlier resignation or removal and until her successor is duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Ms. Goldenstein. If Ms. Goldenstein is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that Ms. Goldenstein would be unable or unwilling to serve as a director.

Lissa A. Goldenstein	Ms. Goldenstein has served as a board member since April 2001 and has served as President and Chief Executive Officer since October 2001. From April 2002 until May 2002, Ms. Goldenstein served as our acting Chief Financial Officer. From April 2001 to October 2001, Ms. Goldenstein served as our President and Chief Operating Officer. From August 2000 to April 2001, she served as our Senior Vice President and Chief Business Officer. Ms. Goldenstein served as our Vice President, Sales and Services from January 1998 to August 2000. Ms. Goldenstein was a Senior Vice President with Molecular Simulations Incorporated, a molecular modeling software company, from October 1994 to December 1997. Ms. Goldenstein has a B.S. in Architectural Engineering from Pennsylvania State University and received her Professional Engineering license as a civil engineer in 1981 from the State of California.

Vote Required	If a quorum is present and voting, the nominee receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.

Information about the Directors and the Nominees	The following table sets forth information regarding our directors and the nominee as of April 16, 2004:

			Director
Name	Age	Position	Since

Class I nominee to be re-elected at the Annual Meeting:

Lissa A. Goldenstein	48	Director, President and Chief Executive Officer	2001

Class II directors whose terms expire at the 2005 annual meeting of stockholders:

Brook H. Byers(3)	58	Director	1995

Peter M. Macintyre (1)(2)(3)	58	Director	2002

Class III directors whose terms expire at the 2006 annual meeting of stockholders:

David G. Ludvigson(1)(2)	53	Director	2003

Brian W. Metcalf, Ph.D.(2)(3)	58	Director	2000

(1) Member of Compensation Committee.

(2) Member of Audit Committee.
(3) Member of Nominating and Corporate Governance Committee.

There are no family relationships between any director or executive officer.

Lissa A. Goldenstein	Ms. Goldenstein’s biographical information can be found above under “Nominee.”

Brook H. Byers	Mr. Byers has served as a board member since January 1995 and served as Chairman of the Board from January 1995 to April 2001. Mr. Byers has been a general partner with Kleiner Perkins Caufield & Byers, a private venture capital firm, since 1977. Mr. Byers was also a director of drugstore.com from April 1998 to March 2003. Mr. Byers received a B.E.E. in Electrical Engineering from Georgia Institute of Technology and an M.B.A. from Stanford University.

David G. Ludvigson	Mr. Ludvigson has served as a board member since April 2003. He is currently Executive Vice President and Chief Financial Officer of Nanogen, Inc., a publicly held, molecular diagnostics company. He was a Director of Nanogen from 1996 to 2003. From November 2001 to January 2003, Mr. Ludvigson was the President and Chief Executive Officer of Black Pearl, Inc. From August 2000 to November 2001, Mr. Ludvigson was the President of InterTrust Technologies. From August 1998 to August 2000, Mr. Ludvigson was the Chief Financial Officer, and from October 1999 to August 2000 was the Chief Operating Officer, of Matrix Pharmaceuticals, Inc. Mr. Ludvigson received a B.S. and an M.A.S. in accounting from the University of Illinois.

Brian Metcalf, Ph.D.	Dr. Metcalf has served as a board member since May 2000. Since February 2002, Dr. Metcalf has served as Executive Vice President and Chief Drug Discovery Scientist with Incyte Corporation. From April 2000 to January 2002, Dr. Metcalf served as Chief Scientific Officer at Kosan Biosciences, a biotechnology company. From December 1983 to March 2000, he served as Senior Vice President of Discovery Chemistry and Platform Technologies with SmithKline Beecham, a pharmaceutical company. Dr. Metcalf received a B.S. and a Ph.D. in Organic Chemistry from the University of Western Australia and performed his postdoctoral work at Stanford University.

Peter M. Macintyre	Mr. Macintyre has served as a board member since January 2002. He served as Vice President, General Manager with Applera Corporation from December 2000 to July 2001. From June 1995 to December 2000, Mr. Macintyre was a Vice President and General Manager with PE Corporation. Mr. Macintyre served as General Manager of Perkin Elmer Corporation from May 1993 to May 1995. From November 1986 to May 1993, Mr. Macintyre was a Vice President and General Manager with Varian Associates. Mr. Macintyre received a B.S. in Chemistry and Mathematics from the Detroit Institute of Technology.

Compensation of Directors

Directors’ Compensation	Non-employee directors receive an annual retainer of $7,500. Non-employee directors who are also members of the Audit Committee receive an additional annual retainer of $3,000. Non-employee directors who are also members of the Nominating and Corporate Governance Committee receive an additional annual retainer of $2,000. Directors who are also members of the Compensation Committee receive an additional annual retainer of $2,000. In addition, non-employee directors receive reimbursement for expenses in connection with attendance at meetings.

Certain non-employee directors have received grants of options to purchase shares of Common Stock under our 1995 Incentive Stock Plan and 2000 Incentive Stock Plan (the “Director Plan”). Each new non-employee director receives an option to purchase 25,000 shares of our Common Stock, vesting monthly over three years upon attending his or her first board or committee meeting. After each annual meeting of our stockholders, each non-employee director receives an additional option to purchase 25,000 shares of Common Stock, vesting monthly over one year. All options granted to non-employee directors have a term of ten years. The exercise price of all such options is 100% of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

Stock Option Grants to Certain Directors	During fiscal 2003, we granted several of our directors options to purchase shares of our Common Stock in accordance with the provisions of the Director Plan, described above. On April 25, 2003, Mr. Ludvigson was granted an option to purchase 25,000 shares of our Common Stock at $0.84 per share, vesting monthly over three years. On June 5, 2003, Mr. Byers, Mr. Macintyre and Dr. Metcalf were each granted an option to purchase 25,000 shares of our Common Stock at $1.13 per share, vesting monthly over one year. On June 5, 2003, Dr. Metcalf was granted an option to purchase 4,400 shares of our Common Stock at $1.15 per share, vesting monthly over one year.

Board Meetings and Committees

The Board held a total of seven meetings during fiscal year 2003. All directors attended at least 75 percent of the meetings of the Board and committees of which they were members held during fiscal 2003.

Committees of the Board	The Board currently has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following describes each committee, its current membership, the number of meetings held during fiscal year 2003 and its function. All members of these committees are non-employee directors. The Board has determined that all members of its committees are “independent directors” as that term is defined as that term is defined under Rule 4200(a)(14) of the National Association of

Securities Dealers, Inc. and Rule 10A-3 of the Securities Exchange Act of 1934, as applicable.

Audit Committee	The Audit Committee consists of Mr. Ludvigson, Mr. Macintyre and Dr. Metcalf, each of whom is an “independent director” as that term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Ludvigson qualifies as an “audit committee financial expert” as defined under applicable rules of the Securities Exchange Commission. The Audit Committee held four meetings during fiscal 2003. The Board has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://investor.argotech.com. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements, and receives and considers comments from the independent auditors on our internal controls. The Audit Committee meets with our independent auditors on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

Compensation Committee	The Compensation Committee consists of Mr. Ludvigson and Mr. Macintyre. The Compensation Committee held one meeting during fiscal 2003. The Compensation Committee makes recommendations to the Board regarding the compensation of officers and other managerial employees, administers the Company’s stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans adopted by the Company and provides disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2003, no member of the Compensation Committee was an officer or employee of Argonaut. During fiscal 2003, no member of the Compensation Committee or executive officer of Argonaut served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee consists of Mr. Byers, Mr. Macintyre and Dr. Metcalf, each of whom is an “independent director” as that term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. The Nominating and Corporate Governance Committee is responsible for providing assistance to the Board of Directors in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and review and consideration of developments in corporate governance practices. This Committee held no meetings during the last fiscal year. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our website at http://investor.argotech.com.

Any stockholder wishing to nominate a candidate for director at a stockholders’ meeting must provide advance notice as described under “Deadline for Receipt of Stockholder Proposals” and must furnish certain information about the proposed nominee.

The Committee approves all nominees for membership on the Board, including the slate of director nominees to be proposed by the Board to our stockholders for election or any director nominees to be elected or appointed by the Board to fill interim director vacancies on the Board. In addition, the Committee appoints directors to committees of the Board and suggests rotation for chairpersons of committees of the Board as it deems desirable from time to time; and it evaluates and recommends to the Board the termination of membership of individual directors in accordance with the Board’s corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or employment status). Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

The Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board for appointment or nomination to Company stockholders. The Committee selects as candidates to the Board for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders.

Report of the Compensation Committee of the Board of Directors

The following is the report of the Compensation Committee of the Board, as it stood on April 16, 2004, with respect to the compensation earned by our executive officers during fiscal 2003. Actual compensation paid during fiscal 2003 by the persons named in the Summary Compensation table is shown in the Summary Compensation Table.

Compensation Philosophy	We operate in the extremely competitive and rapidly changing life science industry. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which we compete for executive talent;
•	Provide variable compensation opportunities that are linked to achievement of financial, organization and management performance goals;
•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in Argonaut.

Components of Executive Compensation	The compensation program for our executive officers consists of the following components:

•	Base Salary;
•	Annual Cash Incentives;
•	Long-Term Stock Option Incentives; and
•	Additional Compensation as may be provided for in “Change of Control Severance Agreements” entered into with certain of our executive officers.

Base Salary	The Board reviewed and approved fiscal 2003 salaries for our Chief Executive Officer and other persons named in the Summary Compensation Table at the beginning of the fiscal year. The Compensation Committee based upon competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business establish base salaries. In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Board’s decision with regard to Ms. Goldenstein’s base salary was based on both her personal performance of her duties and the salary levels paid to chief executive officers of peer companies. Again there was no specific formula applied to determine the weight of each factor.

Annual Cash Incentives	Annual incentive bonuses for executive officers are intended to reflect the Board’s belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Argonaut, as well as the individual contribution of each executive officer. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of annual cash bonuses. The Compensation Committee calculated the annual incentive bonus as a percentage of the officers’ base salary. At the beginning of fiscal 2003, the Board established target bonuses for each executive officer as a percentage of the officer’s base salary. The annual target level of the bonuses that the executive officers were eligible to receive was 25 to 50 percent of their base salaries. The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets such as specific levels of revenue and operating margin. The Board evaluates the performance of the executive officers and Argonaut and approves a performance rating based upon the results of its evaluation. In fiscal 2003, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation. For fiscal 2003, the Compensation Committee determined the awards to be 50 percent of the eligible targets. These amounts were paid in the fiscal year of 2004.

Long-Term Stock Option Incentives	The Board provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Argonaut’s stockholders and to provide each executive officer with a significant incentive to manage Argonaut from the perspective of an owner with an equity stake in the business. It is the belief of the Board that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal 2003, Ms. Goldenstein was granted options to purchase 47,200 shares of Common Stock.

Section 162(m)	We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless compensation is performance-based.

Respectfully submitted by Members

of the Compensation Committee on April 16, 2004:

Peter M. Macintyre, Chairman

David G. Ludvigson

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee of the Board of Directors, as it stood on April 16, 2004. The purpose of the Audit Committee is to monitor the Company’s system of internal accounting controls, to make recommendations to the Board of Directors regarding the selection of independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors’ attention. The Board of Directors believes that all of the members of our committee are “independent directors” as defined under National Association of Securities Dealers, Inc. Rule 4200 and Rule 10A-3 of the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm. The Audit Committee also has considered the non-audit services provided by Ernst & Young and determined that the services provided are compatible with maintaining the independent accountants’ independence.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted by Members

of the Audit Committee on April 16, 2004:

David G. Ludvigson, Chairman

Hingge Hsu
Peter M. Macintyre

EXECUTIVE OFFICERS

Information about the Executive Officers	* Dr. Labadie was an executive officer from June 2001 to March 2002 and has been an executive officer since November 2002.

The following table sets forth information about the Executive Officers as of April 16, 2004:

Name	Age	Position	Officer Since

Lissa A. Goldenstein	48	President, Chief Executive Officer and Director	2001

David J. Foster	46	Senior Vice President, Chief Financial Officer	2002

Gordon B. Tredger	44	Vice President, Instrumentation and Integration	2002

Jeffrey W. Labadie, Ph.D.	48	Vice President, Chemistry Consumables Group	*

W. Colin Jones	65	Senior Vice President	2002

Lissa A. Goldenstein	Ms. Goldenstein’s biographical information can be found above under “Nominees.”

David J. Foster	Mr. Foster has served as our Senior Vice President and Chief Financial Officer since May 2002. From 1997 to 2001, Mr. Foster served as Chief Executive Officer of Cohesion Technologies, Inc. During 1997 Mr. Foster served as Senior Vice President and General Manager of the Collagen Technologies Group of Collagen Corporation. From 1992 to 1997 Mr. Foster served as Vice President and Chief Financial Officer of Collagen Corporation. Mr. Foster received a BS in mechanical engineering from the University of California, Berkeley in 1979 and a MBA from the University of California, Berkeley in 1984.

Gordon B. Tredger	Mr. Tredger has served as our Vice President of Instrumentation and Integration since January 2002. From October 1999 to January 2002, Mr. Tredger was the General Manager of the Food Analysis business unit of PerkinElmer Instruments. Prior to this position, he was a Director of Photovac Incorporated based in Toronto, Canada, which was subsequently purchased by PerkinElmer in 1995. At the time of the acquisition, Mr. Tredger was the Vice President of Operations. Mr. Tredger received a BA in Political Science and Economics from the University of Toronto in 1984.

Jeffery W. Labadie, Ph.D.	Dr. Labadie has served as our Vice President of Chemistry Consumables Group, which now includes all Jones consumables, since July 2000. From April 1995 to July 2000, Dr. Labadie was a Director of Chemistry. Previously, he held research staff and management positions at IBM Research focusing on the development of polymers for microelectronic applications. He has published in the fields of polymer-supported reagents, polymer synthesis, and catalysis. Dr. Labadie received a Ph.D. in organic chemistry from Colorado State University in 1983 and a B.S. in Chemistry from University of California, Davis in 1978.

W. Colin Jones	Mr. Jones has served as a Senior Vice President since February 2002. Prior to setting up Jones Chromatography Limited in 1967, he was employed as the Engineering Manager for Air Products Limited. At the time of acquisition, Mr. Jones was Chairman of Jones Chromatography Limited, Managing director of IST, and Vice President of JCI. Mr. Jones holds honorary positions as Director of the Cardiff Partnership Fund (Cardiff University), Industrial Advisor to the Cardiff University Innovation Network and Chairman of Caerphilly Business Forum. Mr. Jones received a BSc. in Chemistry and Fuel Technology from University College, Cardiff, in 1961.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 1, 2004 as to (i) each of the executive officers and other persons named in the Summary Compensation Table of this Proxy Statement, (ii) each director and nominee for director, (iii) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock and (iv) all of our directors, nominees and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404.

Beneficial Ownership Table as of March 1, 2004

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Named Executive Officers and Directors

Lissa A. Goldenstein(3)	380,361	1.8%

David J. Foster(4)	86,222	*

Howard D. Goldstein(5)	130,252	*

Gordon B. Tredger(6)	77,067	*

Jeffrey W. Labadie, Ph.D.(7)	149,246	*

W. Colin Jones(8)	318,932	1.6%

Brook H. Byers(9)	166,263	*
Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA 94025

David Ludvigson(10)	8,614	*

Brian Metcalf, Ph.D.(11)	80,337	*
Incyte Corporation
3160 Porter Drive
Palo Alto, CA 94304

Peter Macintyre(12)	55,733	*

All directors and named executive officers as a group (10 people)	1,453,027	6.7%

Five Percent or Greater Stockholders

Husic Capital Management	4,739,633	23.2%

*	Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days after March 1, 2004, including upon the exercise of an option.
(2)	Percentage of beneficial ownership is based upon 20,471,164 shares of Common Stock outstanding as of March 1, 2004. For each named person, this percentage includes Common Stock that such person has the right to acquire either currently or within 60 days of March 1, 2004, including upon the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.
(3)	Includes 316,445 shares subject to options exercisable within 60 days of March 1, 2004.
(4)	Includes 71,222 shares subject to options exercisable within 60 days of March 1, 2004.
(5)	Includes 110,184 shares subject to options exercisable within 60 days of March 1, 2004. Howard Goldstein was our Senior Vice President, Marketing, Sales and Service at the end of 2003 and resigned effective April 16, 2004.
(6)	Includes 77,067 shares subject to options exercisable within 60 days of March 1, 2004.
(7)	Includes 127,566 shares subject to options exercisable within 60 days of March 1, 2004.
(8)	Includes 47,667 shares subject to options exercisable within 60 days of March 1, 2004.
(9)	Includes 97,187 shares held directly by Mr. Byers, 23,603 shares held by trust in which members of his family are the beneficiaries of which Mr. Byers is not the trustee and 45,833 shares subject to options exercisable within 60 days of March 1, 2004. Mr. Byers disclaims beneficial ownership of the shares held by trust.

(10)	Includes 8,333 shares subject to options exercisable within 60 days of March 1, 2004.
(11)	Includes 80,337 shares subject to options exercisable within 60 days of March 1, 2004.
(12)	Includes 55,733 shares subject to options exercisable within 60 days of March 1, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation	The following table sets forth information regarding the compensation of our Chief Executive Officer and our next four most highly compensated executive officers and other key personnel for the last three fiscal years.

SUMMARY COMPENSATION TABLE

				Long Term Compensation

				Awards		Payouts

				Restricted
		Annual Compensation		Stock	Securities	LTHP	All Other
				Award(s)	Underlying	Payouts	Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	($)	Options	($)	($)(1)

Lissa A. Goldenstein	2003	275,000	68,750	0	47,200	0	810
President, Chief Executive Officer and	2002	279,936	42,774	0	160,000	0	810
Director	2001	239,360	51,712	0	110,000	0	810

Howard D. Goldstein(3)	2003	200,004	40,000	0	35,400	0	969
Sr. Vice President, Marketing, Sales and	2002	200,004	0	0	40,000	0	969
Service	2001	8,333	0	0	138,000	0	0

Gordon B. Tredger	2003	180,000	27,000	0	23,600	0	372
Vice President, Instrumentation and	2002	170,823	0	0	114,667	0	46,146 (2)
Integration

Jeffrey W. Labadie, Ph.D.	2003	180,000	27,000	0	20,650	0	558
Vice President, Chemistry Consumables	2002	167,909	22,331	0	53,333	0	510
Group	2001	156,715	28,612	0	14,250	0	450

David J. Foster	2003	155,958	28,380	0	26,550	0	490
Senior Vice President, Chief Financial Officer

(1)	All other compensation consists of group term life insurance premiums unless otherwise noted.
(2)	Other compensation includes $45,828 of relocation expenses reimbursed by Argonaut.
(3)	Howard Goldstein was our Senior Vice President, Marketing, Sales and Service at the end of 2003 and resigned effective April 16, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding options granted during fiscal year 2003 to each of the persons named in the Summary Compensation Table. These options were granted under the 2000 Incentive Stock Plan and have a term of ten years subject to earlier termination in the event the optionee’s service to Argonaut ceases.

					Potential
	Individual Grants				realizable value at
					assumed annual
	Number of	% of total			rates of
	securities	options			appreciation of
	underlying	granted to			stock price for
	options	Employees	Exercise		option term(1)
	Granted	during	price per	Expiration
	during 2003	2003(2)	share(3)	Date	5%	10%

Lissa A. Goldenstein	15,733	3.83%	$0.85	11-Apr-13	$8,410	$21,313
	31,487	7.67%	$0.85	11-Apr-13	$16,832	$42,655

Howard D. Goldstein(4)	11,300	2.75%	$0.85	11-Apr-13	$6,041	$15,308
	23,600	5.75%	$0.85	11-Apr-13	$12,616	$31,970

Gordon B.Tredger	19,667	4.79%	$0.85	04-Mar-13	$10,513	$26,643
	3,933	0.96%	$0.85	04-Mar-13	$2,102	$5,328

Jeffrey W. Labadie, Ph.D.	15,514	3.78%	$0.85	11-Apr-13	$8,293	$21,017
	5,136	1.25%	$0.85	11-Apr-13	$2,746	$6,958

David J. Foster	22,126	5.39%	$0.85	11-Apr-13	$11,828	$29,974
	4,424	1.08%	$0.85	11-Apr-13	$3,351	$5,993

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.
(2)	Based on options to purchase 410,470 of Common Stock granted to employees in fiscal 2003.
(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market.
(4)	Howard Goldstein was our Senior Vice President, Marketing, Sales and Service at the end of 2003 and resigned effective April 16, 2004.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003 AND YEAR-END OPTION VALUES

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2003.

Aggregate Option Exercises in 2003 and Values at December 31, 2003

			Number of securities
			underlying unexercised		Value of unexercised in-the-
	Shares		options at		money options at
	acquired	Value	December 31, 2003		December 31, 2003(2)
	upon	Realized
Name	exercise	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lissa A. Goldenstein	—	$—	227,292	139,458	$24,381	$35,793

Howard D. Goldstein(3)	—	$—	94,067	119,333	$5,369	$26,845

Gordon B. Tredger	—	$—	65,545	72,722	$3,579	$17,897

Jeffrey W. Labadie, Ph.D.	—	$—	100,924	43,525	$8,706	$14,799

David J. Foster	—	$—	59,842	86,708	$10,298	$24,363

W. Colin Jones	—	$—	40,333	47,667	$37,106	$43,854

(1)	Closing price of our Common Stock on the exercise date minus the exercise price.
(2)	Closing price of our Common Stock at fiscal year-end minus the exercise price. The closing price of our Common Stock on December 31, 2003 was $1.76 per share.
(3)	Howard Goldstein was our Senior Vice President, Marketing, Sales and Service at the end of 2003 and resigned effective April 16, 2004.

Termination of Employment and Change of Control	In October 2002, we entered into Change of Control Severance Agreements with our senior executive officers. Pursuant to these agreements, the executive officers are eligible to receive cash bonuses, severance payments and accelerated vesting of stock options following a change of control transaction, such as a sale of the Company or substantially all of our assets. Pursuant to her agreement, Lissa Goldenstein is eligible to receive a cash bonus equal to 0.5 percent of the transaction value of a change of control transaction, and, if her employment is terminated other than “for cause” following a change of control transaction, twelve months base salary, full vesting of all stock options granted prior to the change of control and the same level of health coverage in effect on the day preceding the day of termination of employment. David Foster, Jeffrey Labadie and Gordon Tredger are each eligible to receive a cash bonus equal to 0.375 percent of the transaction value of a change of control transaction, and, if employment is terminated due to a change of control transaction or involuntarily terminated within twelve months following a change of control transaction, twelve months base salary, full vesting of all stock options granted prior to the change of control and the same level of health coverage in effect on the day preceding the day of termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that during fiscal 2003 all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Performance Graph

The following graph shows the percentage change in the cumulative return to the stockholders of the Company’s Common Stock with the cumulative return of the NASDAQ Composite Index and of the NASDAQ Biotech Index for the period commencing July 19, 2000, the date of our initial public offering, and ending on December 31, 2003. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ARGONAUT TECHNOLOGIES, INC., THE NASDAQ COMPOSITE INDEX AND THE NASDAQ BIOTECH INDEX

Comparison of Cumulative Total Return

Assumes Initial Investment of $100
From July 19, 2000 through December 2003

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors”, “Report of the Audit Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Argonaut specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May 3, 2004

Lissa A. Goldenstein
President and Chief Executive Officer

PROXY

ARGONAUT TECHNOLOGIES, INC.
2004 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JUNE 9, 2004
2:00 P.M. PDT

ARGONAUT TECHNOLOGIES, INC.
1101 CHESS DRIVE
FOSTER CITY, CA 94404

     This proxy is solicited by the Board of Directors for use at the 2004 Annual Meeting on June 9, 2004.

     The shares of stock you hold in your account will be voted as you specify on the reverse side.

     If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

     By signing the proxy, you revoke all prior proxies and appoint Lissa A. Goldenstein and David Foster and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

There are two ways to vote your Proxy

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Argonaut Technologies, Inc., c/o U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204-2991.

VOTE AT THE MEETING

Attend the 2004 Annual Meeting of Stockholders on June 9, 2004 and cast your vote.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Ratification of Ernst & Young LLP as independent auditors of Argonaut Technologies, Inc. for the fiscal year ending December 31, 2004;	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	RE-ELECTION OF DIRECTOR: NOMINEE: 01 – Lissa A. Goldenstein	FOR ☐	WITHHELD ☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box Indicate changes below ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

End of Filing